Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	March 31, 2004	December 31, 2003
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$67,537	$105,616
Restricted cash	7,351	7,647
Accounts receivable, net of allowance for doubtful accounts	93,559	97,479
Receivables from affiliates	2,936	1,593
Notes and other receivables	8,087	9,919
Deferred income taxes	3,760	3,754
Real estate under development (B)	56,998	49,208
Real estate and other assets held for sale (C)	24,203	35,584
Other current assets	20,576	21,764
Total current assets	285,007	332,564

Furniture and equipment, net	20,465	21,305
Deferred income taxes	19,754	19,898
Real estate under development (B)	7,748	6,345
Real estate held for investment (B)	83,037	77,334
Investments in unconsolidated subsidiaries (D)	65,656	65,025
Goodwill, net	74,345	74,346
Receivables from affiliates	17,722	14,485
Other assets	18,881	18,824
	$592,615	$630,126

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$18,070	$16,183
Accrued expenses	83,885	116,074
Payables to affiliates	44	104
Income taxes payable	1,354	7,468
Current portion of long-term debt	895	1,081
Current portion of capital lease obligations	653	1,297
Current portion of notes payable on real estate	65,911	68,192
Liabilities related to real estate and other assets held for sale (E)	15,062	24,737
Other current liabilities	8,612	9,869
Total current liabilities	194,486	245,005
Long-term debt, less current portion	12	10,014
Capital lease obligations, less current portion	666	714
Notes payable on real estate, less current portion	21,353	11,409
Other liabilities	7,574	6,459
Total liabilities	224,091	273,601
Minority interest	36,033	28,896

Stockholders’ equity
Preferred stock	—	—
Common stock	377	377
Paid-in capital	192,411	192,336
Retained earnings	153,453	151,560
Accumulated other comprehensive income	1,305	1,106
Less: Treasury stock	(6,653)	(8,363)
Unearned stock compensation, net	(8,402)	(9,387)
Total stockholders’ equity	332,491	327,629
	$592,615	$630,126

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2003, have been reclassified to conform to the presentation at March 31, 2004.

(B) Total real estate owned was $170,619 and $166,955 at March 31, 2004 and December 31, 2003, respectively.

(C) Real estate and other assets held for sale consist of the following:

	March 31, 2004	December 31, 2003
Real estate (B)	$22,836	$34,068
Other assets	1,367	1,516
	$24,203	$35,584

(D) Investments in unconsolidated subsidiaries consist of the following:

	March 31, 2004	December 31, 2003
Real estate development	$35,382	$35,546
Other	30,274	29,479
	$65,656	$65,025

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	March 31, 2004	December 31, 2003
Notes payable on real estate	$14,702	$23,666
Other liabilities	360	1,071
	$15,062	$24,737